Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of the Quicksilver Resources Inc. 401(k) Plan, as amended, dated June 26, 2008 appearing in the Annual Report on Form 11-K of the Quicksilver Resources Inc. 401(k) Plan, as amended, for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas
April 21, 2010